UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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WAUSAU PAPER CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
CYNTHIA T. JAMISON
RUSSELL C. TAYLOR

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Starboard’s slate of three highly-qualified director nominees at the upcoming 2014 annual meeting of stockholders of Wausau Paper Corp., a Wisconsin corporation.

On January 17, 2014, Starboard issued the following press release:

STARBOARD DELIVERS LETTER TO WAUSAU BOARD OF DIRECTORS

Believes the Company is Deeply Undervalued and that Significant Opportunities Exist for Value Creation Based on Actions within the Control of Management and the Board

Expresses Disappointment that the Company Has Continued to Dramatically Underperform Over Past Two-and-a-Half Years Despite Starboard’s Efforts to Recommend Value-Enhancing Actions and Reconstitute the Board with Highly Qualified Independent Directors

Believes Company is at a Crossroads with Two Fundamental Choices: Either Immediately Replace Management and Improve Execution to Position the Company for Standalone Success, or Explore a Sale of the Company at a Premium

Believes Additional Board Change is Required to Ensure Appropriate Actions are Taken to Improve Execution, Drive Better Financial Performance, Hold Management Accountable and Create Value for All Shareholders

Nominates a Slate of Three Highly Qualified Candidates for Election at the 2014 Annual Meeting

NEW YORK, Jan. 17, 2014 -- Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Wausau Paper Corp. (“Wausau” or the “Company”) (NYSE: WPP) with approximately 15.2% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company’s Board of Directors, and has nominated a slate of three highly qualified candidates for election to the Wausau Board at the Company’s 2014 Annual Meeting. Starboard’s director nominees include: Cynthia T. Jamison, Chairman of the Board of Directors of Tractor Supply Company; Jeffrey C. Smith, co-Founder and CEO of Starboard; and Russell C. Taylor, Former President and CEO of Cellu Tissue Holdings, Inc.

The full text of the letter is available for viewing at the following link: http://tinyurl.com/StarboardLettertoBoard

Starboard’s Director Nominees:

Cynthia T. Jamison serves on the Board of Directors of Tractor Supply Company (“Tractor Supply”), the largest operator of retail farm and ranch stores, a position she has held since 2002.  Ms. Jamison became Chairman of the Board on January 1, 2014 after serving as Lead Director from April 2010 through December 2013.  She also chaired the audit committee of Tractor Supply from 2006 to 2010 and chaired the compensation committee from 2003 to 2006. Ms. Jamison also serves on the Board of Directors of Office Depot, Inc., a global supplier of office products and services, a position she has held since August 2013, where she also sits on the audit and corporate governance committees.  Since 2004, Ms. Jamison has served as a director of B&G Foods, Inc., a manufacturer, seller and distributor of high quality, shelf-stable food and household products, where she sits on the compensation committee and chairs the audit committee. Ms. Jamison joined the Board of Directors of Caribe Media, Inc., a private company based in the Dominican Republic, in December 2011, where she served as Chairman until resigning in October 2013. Previously, Ms. Jamison served on the board of directors of Cellu Tissue Holdings, Inc. (“Cellu Tissue”), a producer of tissue products, where she chaired the audit committee in 2010, and Horizon Organic Holding Corp. (“Horizon”), a producer of organic milk products, where she served as a director from 2001 until 2004 and sat on the company’s audit and compensation committees. Cellu Tissue and Horizon were sold at high premiums, which benefited stockholders. Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., an Australian environmentally responsible irrigation company, which she joined in June 2009 and retired from in December 2012, eMac, Inc, a joint venture between McDonald’s Corporation and KKR & Co. L.P., where she served from August 2003 until July 2004, and Cosi, Inc., the casual dining chain where she served from July 2004 until August 2005. In her experience as a “turnaround/high impact” CFO, Ms. Jamison was a partner with Tatum LLC (“Tatum”), an executive services firm focused exclusively in support of “The Office of the CFO”, from June 1999 through May 2009.  As a part of her National Director of CFO Services role with Tatum, Ms. Jamison served in several additional capacities, including as manager of the CFO Services practice, and as a member of the Operating Committee. Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises (now AM-CH Inc.), a publicly traded restaurant company from May 1998 until June 1999, and previously held various financial positions at Allied Domecq Retailing USA, a spirits, wine and quick-service restaurant operator, Kraft General Foods (now Kraft Foods Group, Inc.), a food and beverage company, and Arthur Andersen LLP, a major accounting firm.  She is both a frequent keynote speaker on CFO and Boardroom topics, and quoted as a financial/economic “expert” in Forbes, Wall Street Journal, Newsweek, CFO Magazine, and the Economist.  Ms. Jamison graduated from Duke University with a Bachelor of Arts degree in economics and political science, and has an MBA from the University of Chicago.

Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP (“Starboard Value”).  Prior to founding Starboard Value, Mr. Smith was a Partner Managing Director of Ramius LLC (“Ramius”), a subsidiary of the Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the Board of Directors of The Fresh Juice Company, Inc.  Mr. Smith currently serves on the Board of Directors of Office Depot, Inc., an office supply company, a position he has held since August 2013, where he currently sits on the Compensation Committee and Finance and Integration Committee.  Mr. Smith also serves on the Board of Directors of Quantum Corporation, a global expert in data protection and big data management, a position he has held since May 2013, where he currently sits on the Leadership and Compensation Committee.  Previously, Mr. Smith served as a member of the Board of Directors of Regis Corporation, a global leader in beauty salons, hair restoration centers and cosmetology education, from October 2011 until October 2013, and as a member of the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012. He has also served on the Board of Directors of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc in August 2011.  Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services, and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010. In addition, Mr. Smith previously served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation in October 2010, and as a director of S1 Corporation, a provider of customer interaction software for financial and payment services, where he served from May 2006 to September 2008. Mr. Smith also served on the Board of Directors of Kensey Nash Corporation, a leading medical technology company from December 2007 to February 2009.  Mr. Smith began his career in the Mergers and Acquisitions department at Societe Generale. Mr. Smith graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics.

Russell C. Taylor is the President and Chief Executive Officer of Arclin, Inc. (“Arclin”), a leading provider of innovative bonding and surfacing solutions for the building industry, a position he has held since December 2011.  Prior to Arclin, Mr. Taylor served as the President and Chief Executive Officer of Cellu Tissue Holdings, Inc. (“Cellu Tissue”), a privately held company, from 2001 until January 2010 when Cellu Tissue became a public company.   Mr. Taylor continued to serve as President and CEO of Cellu Tissue, a then publicly traded manufacturer of tissue products, from January 2010 until it was acquired by Clearwater Paper Corporation in December 2010.  While at Cellu Tissue, Mr. Taylor served on the Board of Directors from October 2001 through December 2010.  Previously, he was employed by Kimberly-Clark Corporation, a manufacturer of personal care paper products, from May 1997 to January 1999 as President, Kimberly-Clark, Professional/Pulp, North America/Europe, and from January 1999 to October 2001 as Group President, Kimberly-Clark, Professional Pulp/Tissue Paper/Environmental, North America/Europe. Over Mr. Taylor’s more than 30-year career, he has held a number of manufacturing, research and development, and general management positions. Mr. Taylor holds a chemical engineering degree from the University of South Florida.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

SOURCE Starboard Value LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2014 annual meeting of stockholders of Wausau Paper Corp., a Wisconsin corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld,  Cynthia T. Jamison and Russell C. Taylor (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 4,713,392 shares of common stock, no par value (the "Common Stock"), of the Company.  As of the date of this filing, Starboard S LLC owned directly 1,154,496 shares of Common Stock.   As of the date of this filing, Starboard C LP owned directly 200,000 shares of Common Stock.  Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 200,000 shares of Common Stock owned directly by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 200,000 shares of Common Stock owned directly by Starboard C LP.  Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP and of a certain managed account (the "Starboard Value LP Account") and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 7,500,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard S LLC and Starboard C LP and including 1,432,112 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 7,500,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account.  As of the date of this filing, Ms. Jamison and Mr. Taylor do not directly own any shares of Common Stock of the Company.